SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20429

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-18126

                             Financial Bancorp, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)

                             42-25 Queens Boulevard
                        Long Island City, New York 11104
                                 (718) 729-5002
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]       Rule 12h-3(b)(1)(ii)      [  ]
         Rule 12g-4(a)(1)(ii)      [  ]      Rule 12h-3(b)(2)(i)       [  ]
         Rule 12g-4(a)(2)(i)       [  ]      Rule 12h-3(b)(2)(ii)      [  ]
         Rule 12g-4(a)(2)(ii)      [  ]      Rule 15d-6                [  ]
         Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Financial Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 22, 1999             By:  /s/ Kenneth J. Mahon
                                        ----------------------------------
                                   Name:    Kenneth J. Mahon
                                   Title:   Executive Vice President and Chief
                                            Financial Officer
                                   Company: Dime Community Bancshares, Inc.
                                            (as successor to Financial
                                            Bancorp, Inc.)